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                                                                  Exhibit (a)(6)



                    FORM OF PROMISE TO GRANT STOCK OPTION(S)

         In exchange for your agreement to cancel certain stock options ("Old Option(s)") you received from Waxman Industries, Inc. ("Waxman"), Waxman hereby promises to grant you a stock option or options, as applicable, covering shares of Waxman's common stock on or about July 10, 2002 (the "New Option(s)") WHICH IS THE SAME NUMBER OF SHARES SUBJECT TO THE OPTIONS WHICH I TENDERED FOR EXCHANGE AND WHICH WERE CANCELLED ON JANUARY 9, 2002. THE EXERCISE PRICE OF EACH NEW OPTION WILL BE THE CLOSING PRICE OF WAXMAN'S COMMON STOCK AS LISTED ON THE NASDAQ OVER-THE-COUNTER BULLETIN BOARD (OR ANY OTHER SECURITIES QUOTATION SYSTEM OR ANY STOCK EXCHANGE ON WHICH OUR SHARES ARE THEN QUOTED OR LISTED) ON OR ABOUT JULY 10, 2002. Each New Option will be subject to your continued employment or directorship with Waxman. Each New Option will otherwise be subject to the standard terms and conditions under the Waxman Industries, Inc. 2002 Stock Incentive Plan (the "Plan") and the form of stock option agreement thereunder.

         In order to receive the New Option(s), you must be an employee, officer and/or director of Waxman or its subsidiaries on both the date (A) the Offer to Exchange commences and (B) Waxman grants the new options under the Plan. If you voluntarily terminate your employment or directorship with Waxman or its subsidiaries or if Waxman or its subsidiaries terminate your employment or directorship for any reason before the date Waxman grants the new option, you will lose all rights you have to receive any New Options.

         This Promise is subject to the terms and conditions of the Offer to Exchange dated December 7, 2001, the memorandum from Melvin Waxman, Chairman of the Board of Waxman, dated December 7, 2001, and the Election Form previously completed and submitted by you to Waxman, each of which are incorporated herein by reference. The documents described herein reflect the entire agreement between you and Waxman with respect to this transaction. This Promise may only be amended by means of a writing signed by you and a duly authorized officer of Waxman.

WAXMAN INDUSTRIES, INC.


By:
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Date:  January 9, 2002